Exhibit 11
                              THERMO TERRATECH INC.

                        Computation of Earnings per Share


                             Three Months Ended           Nine Months Ended
                         --------------------------   ------------------------
                            Dec. 28,       Dec. 30,      Dec. 28,     Dec. 30,
                                1996           1995          1996         1995
 -----------------------------------------------------------------------------
 Computation of Primary
   Earnings per Share:

 Net Income (a)          $   902,000   $ 1,598,000    $ 3,810,000  $ 1,524,000
                         -----------   -----------    -----------  -----------
 Shares:
   Weighted average
     shares outstanding   18,231,029    18,312,716     18,112,460   18,162,804

   Add: Shares issuable
        from assumed
        exercise of
        options and
        warrants (as
        determined by
        the application
        of the treasury
        stock method)              -             -        685,903            -
                         -----------   -----------    -----------   ----------
   Weighted average
     shares outstanding,
     as adjusted (b)      18,231,029    18,312,716     18,798,363   18,162,804
                         -----------   -----------    -----------  -----------

 Primary Earnings per
   Share (a) / (b)       $       .05   $       .09    $       .20  $       .08
                         ===========   ===========    ===========  ===========